Exhibit 4.1

Execution Version

AMENDMENT NO. 3 TO LOAN GUARANTEE AGREEMENT
This Amendment No. 3 to Loan Guarantee Agreement, dated as of July 27, 2017 (this “Agreement”), is between Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia (the “Borrower”), and the U.S. Department of Energy, an agency of the United States of America, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) (“DOE”).
WHEREAS, the Borrower and DOE have entered into that certain Loan Guarantee Agreement, dated as of February 20, 2014 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Loan Guarantee Agreement”);
WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 1 to Loan Guarantee Agreement, dated as of June 4, 2015;
WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 2 to Loan Guarantee Agreement, dated as of March 1, 2016;
WHEREAS, pursuant to that certain consent and waiver dated as of July 27, 2017, DOE consented to the following agreements becoming effective upon condition, among other things, that this Agreement be entered into: (i) that certain Amended and Restated Services Agreement, dated as of July 20, 2017 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Services Agreement”), between the Borrower (for itself and as agent for the other Owners) and Westinghouse Electric Company LLC (“Westinghouse”) and WECTEC Global Project Services Inc. (“WECTEC” and, together with Westinghouse, the “Service Provider”); (ii) that certain IP License, dated as of July 20, 2017 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, “IP License”), by and between the Borrower (for itself and as agent for the other Owners) and the Service Provider; and (iii) that certain Facility IP License in the Event of Triggering Event, dated as of July 20, 2017 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, “Triggering Event IP License”), by and between the Borrower (for itself and as agent for the other Owners) and the Service Provider;
WHEREAS, pursuant to Section 7(i) of the IP License, the IP License will replace and supersede the Software License (as defined in the Loan Guarantee Agreement);
WHEREAS, the Borrower and the other Owners (i) are in the process of completing the Completion Assessment (as defined below), (ii) are entering into the Services Agreement, the IP License and the Triggering Event IP License, among other things, to replace the intellectual property rights previously provided by the EPC Contract and the Software License, and (iii) intend to enter into Replacement EPC Arrangements (as defined below) if they decide to continue construction of the Project after finalization of the Completion Assessment; and

WHEREAS, the Borrower and DOE desire to amend the Loan Guarantee Agreement to clarify the operation of the Loan Guarantee Agreement during the Interim Period (as defined below), as provided below.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Definitions.
Capitalized terms used and not defined in this Agreement have the meanings provided in the Loan Guarantee Agreement. Unless otherwise indicated, all section references are to the Loan Guarantee Agreement.

Section 2.	Amendments.
a.    The Borrower and the DOE by their respective signatures below hereby agree that the following definitions shall be added to Exhibit A of the Loan Guarantee Agreement:
“Amendment No. 3” shall mean Amendment No. 3 to Loan Guarantee Agreement, dated as of July 27, 2017, between the Borrower and DOE.
“Completion Assessment” The schedule and cost-to-complete assessment, as well as the cancellation cost assessment being prepared by the Borrower and the other Owners as a result of the bankruptcy of the EPC Contractor.
“Facility Licenses” The IP License and the Triggering Event IP License.
“Interim Period” As defined in Section 10.24.
“IP License” The IP License, dated as of July 20, 2017, by between the Borrower acting for itself and as Owners’ Agent and the Service Provider.
“Replacement EPC Arrangements” The Services Agreement, the IP License, the Triggering Event IP License and one or more construction contracts with the construction contractor(s) that will be primarily responsible for construction of the Project to be entered into in connection with the Completion Assessment.
“Replacement EPC Arrangement Monthly Reports” As defined in Section 6.1(a)(ii).
“Service Provider” As the context shall require, (a) Westinghouse Electric Company LLC and WECTEC Global Project Services Inc., collectively or (b) either such Person, individually.

“Services Agreement” The Amended and Restated Services Agreement, dated as of July 20, 2017, by between the Borrower acting for itself and as Owners’ Agent and the Service Provider.
“Service Provider Monthly Reports” As defined in Section 6.1(a)(ii).
“Settlement Proceeds” As defined in Section 3.3.3(g)(i).
“Toshiba Direct Agreement” The Consent to Assignment, dated July 27, 2017, by and between the Borrower, Toshiba Corporation and the Collateral Agent.
“Toshiba Settlement Agreement” The Settlement Agreement, dated as of June 9, 2017, by and between the Owners and Toshiba Corporation.
“Triggering Event IP License” The Facility IP License in the Event of Triggering Event, dated as of July 20, 2017, by and between the Borrower acting for itself and as Owners’ Agent and the Service Provider.
“Westinghouse Direct Agreement” The Consent to Assignment, dated as of July 27, 2017, among the Borrower, the Service Provider and the Collateral Agent.
b.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, (i) each of the Services Agreement, the IP License, the Triggering Event IP License and the Toshiba Settlement Agreement shall be deemed a “Principal Project Document” and a “Project Document,” (ii) each of the Westinghouse Direct Agreement and the Toshiba Direct Agreement shall be deemed a “Direct Agreement”, a “Loan Document” and a “Transaction Document”; (iii) the Software License shall no longer be considered a “Principal Project Document” or a “Project Document”; (iv) the EPC Contract shall no longer be considered a “Construction Contract”, a “Principal Project Document”, a “Project Document” (except with respect to the definition of Westinghouse Letter Agreement under the Loan Guarantee Agreement) or a “Transaction Document” (except with respect to Section 5.8(a) and Section 10.10 of the Loan Guarantee Agreement); and (v) the Consent to Assignment, dated as of February 20, 2014, among the Borrower, the EPC Contractor and the Collateral Agent shall no longer be considered a “Direct Agreement”, a “Loan Document” or a “Transaction Document.”
c.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, Section 6.1(a)(ii) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“an unredacted copy of the monthly project status report delivered to the Borrower pursuant to Section 5.5(a) (Monthly Status Reports) of the Services Agreement with respect to such month (the “Service Provider Monthly Reports”) and any other monthly progress reports delivered to the Borrower during the Interim Period pursuant to any other Replacement EPC Arrangement (together with the Service Provider Monthly

Reports, the “Replacement EPC Arrangement Monthly Reports”), which reports shall be provided via the Restricted Data Site;”
d.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, the following shall be added to Section 3.3.3 of the Loan Guarantee Agreement:
“(g) Payments under EPC Contract, Toshiba Guaranty, and Toshiba Settlement Agreement. (i) Except as provided in subsection (ii), at any time the Borrower receives any payment (“Settlement Proceeds”) from the EPC Contractor in connection with the EPC Contract or Toshiba Corporation under the Toshiba Guarantee or Toshiba Settlement Agreement, the Borrower shall be required to make a mandatory prepayment of Advances outstanding pursuant to the FFB Credit Facility Documents in an aggregate amount equal to the lesser of (A) the amount of such payment of Settlement Proceeds received by the Borrower (in its capacity as an Owner) and (B) the aggregate amount of all Advances outstanding pursuant to the FFB Credit Facility Documents as of the date of receipt of such payment of Settlement Proceeds minus seventy percent (70%) of (i) the total Eligible Project Costs the Borrower has incurred and reasonably expects to incur to complete the Project in respect of the Borrower’s Undivided Interest minus (ii) the aggregate amount of Settlement Proceeds received by the Borrower (in its capacity as an Owner) as of the date of receipt of such payment. Each mandatory prepayment under this clause (g)(i) shall be made within 14 days of receipt of such payment of Settlement Proceeds. In the event any computation required in the first sentence of this clause (g)(i) results in an amount of zero or less, no mandatory prepayment shall be required in connection with the applicable receipt of payment of Settlement Proceeds. At any time prior to the Borrower’s delivery of the Construction Budget contemplated by Section 10.24(a), any determination of Eligible Project Costs the Borrower reasonably expects to incur shall be made based on the Borrower’s reasonable expectations at such time (without reduction for any Settlement Proceeds received). At any time from and after the Borrower’s delivery of the Construction Budget contemplated by Section 10.24(a), any determination of the amount of Eligible Project Costs the Borrower reasonably expects to incur shall be made based on the then-current Construction Budget (without reduction for any Settlement Proceeds received).
(ii) In the event DOE issues a Mandatory Prepayment Notice and the Borrower is not continuing with construction of the Project, the Borrower shall be required to make a mandatory prepayment of Advances outstanding pursuant to the FFB Credit Facility Documents in an aggregate amount equal to the lesser of (A) the aggregate amount of Settlement Proceeds received by the Borrower (in its capacity as an Owner) as of the date of delivery of such Mandatory Prepayment Notice and (B) the aggregate amount of all Advances outstanding pursuant to the FFB Credit Facility Documents as of the date of delivery of such Mandatory Prepayment Notice minus seventy percent (70%) of (i) the aggregate amount of Eligible Project Costs the Borrower has incurred in respect of the Borrower’s Undivided Interest as of the date of delivery of such Mandatory Prepayment

Notice minus (ii) the aggregate amount of Settlement Proceeds received by the Borrower (in its capacity as an Owner) as of the date of delivery of such Mandatory Prepayment Notice. For any payment of Settlement Proceeds received by the Borrower subsequent to the date of such Mandatory Prepayment Notice, subsection (i) shall not apply and the Borrower shall make a mandatory prepayment of Advances outstanding pursuant to the FFB Credit Facility Documents in an aggregate amount equal to the lesser of (A) the amount of such payment of Settlement Proceeds received by the Borrower (in its capacity as an Owner) and (B) the aggregate amount of all Advances outstanding pursuant to the FFB Credit Facility Documents as of the date of the receipt of such payment of Settlement Proceeds minus seventy percent (70%) of (i) the aggregate amount of Eligible Project Costs the Borrower has incurred in respect of the Borrower’s Undivided Interest as of such date minus (ii) the aggregate amount of Settlement Proceeds received by the Borrower (in its capacity as an Owner) as of such date. The mandatory prepayments under this clause (g)(ii) shall be made within 30 days of the date of delivery of the Mandatory Prepayment Notice or, in the case of Settlement Proceeds received subsequent to the date of such Mandatory Prepayment Notice, within 30 days of receipt of Settlement Proceeds. In connection with each mandatory prepayment under this clause (ii), the Level Principal Amount payable on each then remaining Quarterly Payment Date shall be reduced by an amount equal to the amount of principal prepaid through such mandatory prepayment, divided by the number of remaining Quarterly Payment Dates. In the event any computation required in the first or second sentence of this clause (g)(ii) results in an amount of zero or less, no mandatory prepayment shall be required in connection with the applicable Mandatory Prepayment Event or receipt of Settlement Proceeds.”
e.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, the following shall be added to the end of Section 3.3.3(e) of the Loan Guarantee Agreement:
“In the event the Borrower receives a Mandatory Prepayment Notice (other than a Mandatory Prepayment Notice relating to a Mandatory Prepayment Event that occurs pursuant to Section 10.24(b)) on a date that is less than eight (8) Business Days prior to the next Quarterly Payment Date, the initial level principal payment shall occur on the eighth (8th) Business Day following the Borrower’s receipt of the Mandatory Prepayment Notice rather than the next Quarterly Payment Date following the Borrower’s receipt of the Mandatory Prepayment Notice. In the event the Borrower receives a Mandatory Prepayment Notice relating to a Mandatory Prepayment Event that occurs pursuant to Section 10.24(b) and the next Quarterly Payment Date is less than thirty (30) days after the occurrence of such Mandatory Prepayment Event, the initial level principal payment shall occur on the later of (i) the thirtieth (30th) day following the occurrence of the Mandatory Prepayment Event or (ii) the eighth (8th) Business Day following the Borrower’s receipt of the Mandatory Prepayment Notice. The date of any mandatory prepayment made in accordance with the two preceding sentences shall be deemed to be a Quarterly Payment Date for the purposes of Section 3.3.3(f).”

f.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, Sections 6.1(l)(iii) and 6.1 (l)(iv) of the Loan Guarantee Agreement shall be amended (i) to replace “EPC Contract” with “the Services Agreement, the IP License, the Triggering Event IP License, the Toshiba Settlement Agreement” and (ii) to remove the reference to “the Software License”.
g.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, (i) Sections 6.1(a), 6.1(g), 6.1(m), 6.1(p)(i) of the Loan Guarantee Agreement shall be amended to replace all references to “EPC Contractor” with “Service Provider”; and (ii) Sections 6.1(a), 6.1(p)(i) and 6.1(p)(iii)(2) of the Loan Guarantee Agreement shall be amended to replace “EPC Contractor Monthly Report” with “Replacement EPC Arrangement Monthly Reports.”
h.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, Section 6.11(d)(ii) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons becomes a Prohibited Person, or, any Owner, the Service Provider or Toshiba Corporation or any of their respective ultimate parent companies, or the successors or assigns of any such Person becomes (whether through a transfer or otherwise) a Prohibited Person identified in clause (i) or (ii) of the definition of Prohibited Person, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has become a Prohibited Person, engage and continue to engage in good faith discussions with DOE regarding (A) the removal or replacement of such Person or, (B) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.”
i.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, Section 6.11(j) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“OFAC. If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons, employees or agents acting in such capacities, or, any other Owner, the Service Provider or Toshiba Corporation or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with any or all applicable orders, rules and regulations of OFAC in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Project or, otherwise, in conducting activities in connection with the Project, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.”
j.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, Section 6.11(k) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“Anti-Terrorism Order. If any Borrower Entity, Borrower Entity Controlling Person or Southern Company or any of their respective Principal Persons, or, any other Owner, the Service Provider or Toshiba Corporation or any of their respective ultimate parent companies, or the successors or assigns of any such Person, fails to comply with the Anti-Terrorism Order, the Borrower shall, within thirty (30) days of obtaining Knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or, (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.”
k.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, the following shall be added to Article 7 of the Loan Guarantee Agreement:
“7.12    Services Agreement and Facility Licenses.
(a)Subject to paragraph (b), the Borrower shall not directly or indirectly agree to any amendment, modification, replacement, supplement, consent or waiver or waive any right to consent to any amendment, modification, replacement, supplement or waiver of any right with respect to, or assign or agree to the assignment of any party’s obligations under:

(i)	any of the following provisions of the Services Agreement:

a.
Section 4.6 (Subcontractors) of the Services Agreement, but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (A) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Services Agreement or Facility Licenses or (B) the assignability of (or obligation of the Service Provider, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part;

b.	Article 6 (IP Deliverables) of the Services Agreement;

c.	Section 16.4 (Intellectual Property Infringement) of the Services Agreement;

d.	Section 17.5 (Springing License Exclusive Remedy) of the Services Agreement;

e.	Section 21 (Assignment) of the Services Agreement;

f.
Exhibit C (Rates and Invoicing) of the Services Agreement; but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to affect the pricing, charge, fee, or licensing or royalty charge associated with the development of, access to, delivery or Owners’ use of the Facility IP.

(ii)	The Facility Licenses

(iii)	The Settlement Agreement, dated as of June 9, 2017, by and among the Owners and Toshiba Corporation.
(b)Subject to Section 10.24, nothing in this Agreement shall prohibit the Borrower from reducing the scope of services provided by the Service Provider pursuant to Section 4.3(b) of the Services Agreement; provided that the Borrower shall provide the Guarantor with notice of any such reduction in scope of work within two Business Days after providing notice thereof to the Service Provider in accordance with the terms of Section 4.3(b) of the Services Agreement.”
l.    The Borrower and DOE by their respective signatures below hereby agree that from and after the effective date of the Services Agreement, the following shall be added to Article 10 of the Loan Guarantee Agreement:
“10.24    Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements.
(a)Notwithstanding anything in this Agreement to the contrary, from the effective date of Amendment No. 3 to this Agreement, until such time as (i) the Completion Assessment has been finalized, the Borrower has provided DOE with an updated Project Milestone Schedule, Summary Project Milestone Schedule, Construction Budget and Borrower Base Case Projections, and the Owners have made a determination to continue with construction of the Project, (ii) the Replacement EPC Arrangements have been approved by DOE, (iii) the Borrower shall have provided DOE with access to such information as DOE shall have reasonably requested in connection with completing its review of the updated Project Milestone Schedule, Summary Project Milestone Schedule, Construction Budget and Borrower Base Case Projections, and (iv) an amendment to this Agreement has been entered into, in form and substance satisfactory to DOE, to reflect, among other things, the Replacement EPC Arrangements (the period from the effective date of Amendment No. 3 to this Agreement until the achievement of subsections (i) through (iv) hereof being the “Interim Period”), no Advances will be permitted under Article 4 of this Agreement and the Borrower shall not request any Advances.
(b)Notwithstanding anything in this Agreement to the contrary, during the Interim Period, subsection (ix) of the definition of “Mandatory Prepayment Event” shall not apply and shall be replaced with the following: “(ix)(A)(1) the Borrower decides not to continue with construction of the Project, or (2) the Services Agreement is terminated or rejected in a bankruptcy proceeding and either no Triggering Event (as defined in the Triggering Event IP License) has occurred or the Triggering Event IP License is terminated in connection therewith in accordance with the terms of the Triggering Event IP License or (B) the Borrower does not complete the Completion Assessment and enter into the Replacement EPC Arrangements by December 31, 2017.
For the avoidance of doubt, any termination of the Services Agreement by the Borrower during the Interim Period or otherwise in connection with a decision by the Borrower to not to continue construction of the Project as a result of the Completion Assessment shall not constitute a breach of covenant or a Potential Default or Event of Default, but shall constitute a Mandatory Prepayment Event to the extent provided in Section 10.24(b).
In addition, for the avoidance of doubt, the Borrower’s filing of a recommendation with the Georgia PSC to not continue with construction of the Project in connection with the Completion Assessment shall not constitute a Mandatory Prepayment Event pursuant to clause (ix)(A)(1) and in such a case a Mandatory Prepayment Event will not be triggered pursuant to clause (ix)(A)(1) until the Board of Directors of the Borrower makes a decision to not continue with construction of the Project.”
h.    The Borrower and DOE by their respective signatures below hereby agree that from and after the date of this Agreement the first parenthetical in Section 8.1(b) of the Loan Guarantee shall be revised to provide as follows: “(other than the representations and warranties in Section 5.15 or Section 3.d of Amendment No. 3, the exclusive remedy with respect to a breach of which shall be as provided in Section 3.3.3)”.
    i.    The Borrower and DOE by their respective signatures below hereby agree that from and after the date of this Agreement subsection (viii) of the definition of “Mandatory Prepayment Event” shall be replaced with the following:
“(viii)    any representation and warranty in Section 5.15 or Section 3.d of Amendment No. 3 made or deemed to be made by the Borrower shall be found to have been untrue in any material respect when made or deemed to have been made, unless such materially untrue representation and warranty is capable of being remedied, and such materially untrue representation and warranty is remedied to DOE’s satisfaction within ninety (90) days (or such longer period acceptable to DOE) following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such material untruth; provided, that no Mandatory Prepayment Event under this clause (viii) shall occur so long as the Borrower or the

Operator (as applicable) is diligently pursuing a cure for such materially untrue representation and warranty pursuant to its rights under the Project Documents or the Borrower acquires the applicable Technology and Intellectual Property Rights from the holder thereof; or”.
Section 3.    Representations and Warranties of Borrower.
Borrower by its signature below hereby represents and warrants, as of the date hereof, that:
a.    it is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to execute, deliver, perform and observe the terms and conditions of this Agreement;
b.    this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity; and
c.    the Borrower has duly authorized, executed and delivered this Agreement, and neither its execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with the terms hereof (i) contravenes its Organizational Documents, (ii) contravenes any Governmental Rules where such contravention would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iii) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default would reasonably be expected to have a Material Adverse Effect or material adverse effect on the ability of the Project to be completed, (iv) contravenes or results in any breach or constitutes any default under any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except where such contravention, breach or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (v) results in or requires the creation of any Lien upon any of its revenues, properties or assets, or (vi) requires the consent or approval of any Person which has not been obtained.
d.    Pursuant to the Services Agreement, the IP License, the Triggering Event IP License, the Westinghouse Fuel Assembly Agreement, the Southern Nuclear Direct Agreement, the Westinghouse License Agreement, the Beacon Software Agreement (if any), any replacement agreement for any of the foregoing and any Additional Project Document for the supply of fuel assemblies and/or related required software for the Project (collectively, the “IP Agreements”), the Borrower possesses, or will possess in due course, in accordance with the terms of the IP Agreements, an IP Interest; except where the Borrower’s failure to own or hold all or any part of such IP Interest (x) results from termination of the relevant IP Agreement after the date hereof and prior to delivery of all of the Technology and Intellectual Property Rights thereunder, or (y) could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of. The Borrower does not have Knowledge of any Technology or Intellectual Property Rights necessary to construct, complete, operate, use and maintain the Project through the Maturity Date that have not been granted or conferred, or that will not be granted or conferred in due course, in accordance with the terms of the IP Agreements, except for Technology and Intellectual Property Rights (x) to the extent not granted or conferred as a result of a termination of the relevant IP Agreement after the date hereof and prior to delivery of such Technology and Intellectual Property Rights thereunder, or (y) which if not so granted or conferred could not reasonably be expected to result in a material adverse effect on the ability of the Project to be completed or operated, or to be conveyed or disposed of.
Section 4.    Miscellaneous.
a.    This Agreement is a Loan Document. The Loan Guarantee Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified.
b.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.
c.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
d.    Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the day and year first above written.

U.S. DEPARTMENT OF ENERGY, as Guarantor

By:	/s/Robert C. Marcum
Name: Robert C. Marcum
Title: Director, Portfolio Management Division

[Amendment No. 3 to Loan Guarantee Agreement - Signature Page]

GEORGIA POWER COMPANY, as Borrower

By:	/s/Meredith M. Lackey
Name: Meredith M. Lackey
Title: Senior Vice President, General Counsel & Corporate Secretary

[Amendment No. 3 to Loan Guarantee Agreement - Signature Page]